200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309
NEWS RELEASE

Contact:	Robert W. Beard
Senior Vice President and Investor Relations Officer
954-308-4200

SMF ENERGY ANNOUNCES
REVERSE STOCK SPLIT TO MAINTAIN NASDAQ LISTING

Ft. Lauderdale, FL, September 15, 2009 – SMF ENERGY CORPORATION (NASDAQ: FUEL), a leading provider of specialized transportation and distribution services for petroleum products and chemicals, today announced that it will complete the previously announced reverse split of its common stock at a ratio of 1 share for each 4.5 shares held. The Company expects that the reverse stock split will become effective on September 30, 2009, and will result in approximately 8.56 million shares of common stock outstanding instead of the approximately 38.50 million shares currently outstanding.

This action was originally approved by the Company’s shareholders on November 20, 2008, but was delayed by a series of temporary exemptions from Nasdaq Marketplace Rule 5450(2) requiring a minimum closing bid price of $1.00 for listed companies.  The last such exemption expired on August 3, 2009, so the Company must show compliance with Rule 5450(2) by October 15, 2009.  The average minimum closing bid price of the Company’s stock for the last 10 trading days has been approximately $0.41.

Richard E. Gathright, President and CEO, stated, “Besides ensuring our compliance with Nasdaq Marketplace rules, the reverse split should increase the trading price of our stock to a level that will permit our company and its stock to attract more attention from the investment community.  Fortunately, it is taking place during a time of greatly improving Company operating and financial performance.  It also comes on the heels of the complete restructuring of our debt and equity in the June 2009 recapitalization of the Company, as well as during a time of higher trading volumes and higher market prices for our common stock.”

Gathright added, “Notwithstanding this greater visibility in the market, we continue to believe that the Company has been undervalued in the marketplace for a number of reasons, including: (1) our continued improving financial performance in spite of highly negative economic conditions, including four straight quarters of positive year-to-year comparisons as of March 31, 2009; (2) the June 2009 recapitalization that eliminated short term debt of $9.5 million, reduced our total debt by $4.5 million, increased our shareholder equity by over $4.0 million and eliminated over $1.0 million in annual interest and dividend payments;  (3) the recent general stabilization of recessionary business levels, together with an increased rate of new customer additions and expanded business with some of our larger existing customers; and (4) our net margin hit a historical high of $0.25 per gallon in the March 31, 2009, quarter, reflecting further improvements in operating efficiency.”

Gathright continued, “We are also pleased to report that we are currently projecting EBITDA of $4.5 million for our fiscal year ended June 30, 2009, which is very close to the range we published last year, prior to the onset of the current recession.  We also expect to report a markedly reduced net loss for the fiscal year as a result of our improved performance, despite the non-recurring costs and non-cash GAAP accounting charges associated with the June 2009 recapitalization.  Our financial results for the year, including EBITDA, are subject to the completion of the annual audit and the filing of our SEC Form 10-K which is expected to take place on or about September 28, 2009.”

Gathright concluded, “SMF Energy has been successfully weathering the deep and painful recession which has been gripping the country.  Our exceptional performance under these extraordinary circumstances has been recognized by our former debt and equity holders who participated in our recapitalization, by our major bank lender who has extended and expanded our credit facility on very favorable terms, by our customers who have continued to recognize the quality of service that we have been providing, and by the refiners and manufacturers from whom we purchase millions of gallons of fuel, lubricants and chemicals a year.  Our operations are strong and we look forward to an excellent fiscal year ahead.  Because we believe that this is an opportune time for the investment community to better understand our resiliency and our future opportunities for growth, we are launching a proactive investor relations campaign to bring our story to investors across the country."

ABOUT  SMF ENERGY CORPORATION (NASDAQ: FUEL)
The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunications and government services industries.  The Company provides its services and products through 31 locations in the 11 states of Alabama, California, Florida, Georgia, Louisiana, Nevada, Mississippi, North Carolina, South Carolina, Tennessee and Texas.  The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics; and emergency response services.  The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers.  More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  For example, predictions or statements of belief or expectation concerning the current and future performance of the Company, including estimated EBITDA for the year ended June 30, 2009, the impact of current customer expansions and new customer additions, and other projected financial and operating results, are all “forward looking statements” which should not be relied upon.  Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time.  Because these statements depend on various assumptions as to future events, including but not limited to those assumptions noted in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section in the Company’s Form 10-Q for the quarter ended March 31, 2009, they should not be relied on by shareholders or other persons in evaluating the Company.  Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected.  In addition, there are numerous risks and uncertainties that could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2008.